K&L|GATES                       Kirkpatrick & Lockhart Preston Gates Ellis LLP
                                1601 K Street NW
                                Washington, DC 20006-1600

                                T 202-778-9000      www.klgates.com



                                February 27, 2008



Highland Credit Strategies Fund
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, TX 75240

Ladies and Gentlemen:

      We have acted as counsel to Highland Credit Strategies Fund, a Delaware statutory trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission (the "SEC") of the Trust's registration statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), registering the shares of beneficial interest, par value $0.001 per share (the "Shares"), of the Trust to be issued pursuant to Agreements and Plans of Reorganization, the form of which is being filed as part of the Registration Statement (together, the "Agreements"). The Agreements to be entered into by the Trust and Prospect Street Income Shares Inc. and Prospect Street High Income Portfolio Inc. (together, the "Acquired Funds"), respectively, provide for the transfer of the Acquired Funds' assets to, and the assumption of the Acquired Funds' liabilities by, the Trust in exchange solely for a number of Shares (and cash in lieu of certain fractional shares) determined in the manner specified in the Agreements, such Shares to be distributed to the Acquired Funds' stockholders upon the subsequent liquidation of the Acquired Funds.

      You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Agreements, the Trust's Agreement and Declaration of Trust and By-Laws, and the resolutions adopted by the Trustees of the Trust that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

      Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

K&L|GATES


Highland Credit Strategies Fund
February 27, 2008
Page 2




      Based upon and subject to the foregoing, we are of the opinion that:

      1. The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and

      2. When issued and paid for upon the terms provided in the Agreements, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and nonassessable.

      This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the reference to this firm in the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                              Very truly yours,



                              /s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP